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                 September 14, 2023

       Ori Gilboa
       Chief Executive Officer
       SaverOne 2014 Ltd.
       Em Hamoshavot Rd. 94
       Petah Tikvah, Israel

                                                        Re: SaverOne 2014 Ltd.
                                                            Registration
Statement on Form F-3
                                                            Filed September 11,
2023
                                                            File No. 333-274458

       Dear Ori Gilboa:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Matthew Derby,
       Legal Branch Chief, at (202) 551-3334 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Garry Emmanuel